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-----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                 ------------------------
| F  O  R  M  4 |                                      Washington, D.C. 20549                      |       OMB APPROVAL       |
-----------------                                                                                  |--------------------------|
[ ] Check this box if no                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            |OMB Number       3235-0287|
    longer subject to                                                                              |Expires: December 31, 2001|
    Section 16. Form 4 or                                                                          |Estimated average burden  |
    Form 5 obligations may  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,|hours per response.....0.5|
    continue. See               Section 17(a) of the Public Utility Holding Company Act of 1935 or      -----------------------
    Instruction 1(b)                     Section 30(f) of the Investment Company Act 1940

(Print or Type response)
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|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to  |
|                                        |                                                |  Issuer (Check all Applicable)        |
|   Frazier, Linda B.                    |        Coastal Bancorp, Inc. (CBSA)            |                                       |
|                                        |                                                |   Director              10% Owner     |
|----------------------------------------|------------------------------------------------|---                   ---              |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  | X Officer               Other         |
|                                        |  of Reporting Person  |  Year                  |---(give title below) --(Specify below)|
|   9637 Cedardale                       |  (Voluntary)          |     May 2001           |   Senior Vice President               |
|                                        |                       |                        |---------------------------------------|
|----------------------------------------|      ###-##-####      |------------------------|7. Individual or Joint/Group Filing    |
|      (Street)                          |                       |5.If Amendment, Date of |   (Check Applicable Line)             |
|                                        |                       |  Original (Month/Year) |                                       |
|   Houston, Texas  77055                |                       |                        | X  Form filed by One Reporting Person |
|                                        |                       |                        |---                                    |
|                                        |                       |                        |    Form filed by More than One        |
|                                        |                       |                        |--- Reporting Person                   |
|---------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                           |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned   |
|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Transac-|4.Security Acquired (A) or   |5.Amount of      |6.Owner-|7.Nature of     |
|  (Instr. 3)                   |  tion Date |tion Code |  Disposed of (D)            |  Securities     |Ship Fo-|  Indirect      |
|                               |(Month/Day/ |(Instr.8) |  (Instr. 3, 4 and 5)        |  Beneficially   |rm: Dir-|  Beneficial    |
|                               | Year)      |----------|-----------------------------|  Owned at End of|ect (D) |  Ownership     |
|                               |            |    |     |              |    |         |  Month (Instr.  |or Indi-|  (Instr. 4)    |
|                               |            |    |     |              |    |         |  3 and 4)       |rect (I)|                |
|                               |            |    |     |              |(A) |         |                 |(Instr. |                |
|                               |            |Code| V   |    Amount    |(D) |  Price  |                 |4)      |                |
|-------------------------------|------------|----|-----|--------------|----|---------|-----------------|--------|----------------|
|-------------------------------|------------|----|-----|--------------|----|---------|-----------------|--------|----------------|
|   Common Stock (CBSA)         |  05/14/01  |    | V   |     6,022    |  A |  7.08   |   6,022         |    D   |                |
|-------------------------------|------------|----|-----|--------------|----|---------|-----------------|--------|----------------|
|                               |            |    |     |              |    |         |                 |        |                |
|-------------------------------|------------|----|-----|--------------|----|---------|-----------------|--------|----------------|
|                               |            |    |     |              |    |         |                 |        |                |
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Reminder: Report on a separate line for each class securities owned directly or indirectly.                                  (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (3-99)
**The  reporting  person  disclaims  beneficial  ownership  of  the  reported securities.

                                                     (Print or type responses)
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FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
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|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of        |6.Date     |7.Title and Amount |8.Price of|9.Number  |10.     |11.Natur |
|Derivative|sion or  |Tran-|  saction|  Derivative       |Exercisable|  of Underlying    |Derivative|  of      |Ownersh-|   of    |
|Security  |Exercise |sact-|  Code   |  Securities       |and        |  Securities       |Security  |Derivative|ip Form |Indirect |
|(Instr. 3)|Price of |ion  |(Instr.8)|  Acquired (A) or  |Expiration |  (Instr. 3 and 4) |(Instr. 5)|Securities|of Deri|Beneficial|
|          |Deriva-  |Date(|         |  Disposed of (D)  |Date       |                   |          |Benefi-   |vative  |Ownership|
|          |tive     |Month|         |  (Instr. 3, 4 an  |(Month/Day/|                   |          |cially    |Security|(Instr.4)|
|          |Security |/Day/|         |  and 5)           |   Year)   |                   |          |Owned at  |: Direct|         |
|          |         |Year)|         |                   |-----------|-------------------|          |End of    |(D) or  |         |
|          |         |     |         |                   |     |     |         |Amount or|          |Month     |Indirect|         |
|          |         |     |---------|-------------------|Date |Exp. |  Title  |Number of|          |(Instr. 4)|(I) (In-|         |
|          |         |     |Code| V  |   (A)   |   (D)   |Exbl.|Date |         |Shares   |          |          |str. 4) |         |
|----------|---------|-----|----|----|---------|---------|-----|-----|---------|---------|----------|----------|--------|---------|
|----------|---------|-----|----|----|---------|---------|-----|-----|---------|---------|----------|----------|--------|---------|
| Options  |  $7.08  |5/14/| D  | V  |  6,022  |         |8/27/|8/27/| Common  |  1,506  |   $7.08  |          |   D    |         |
|          |         |2001 |    |    |         |         |1993 |2002 |  Stock  |         |          |          |        |         |
| Options  |  $7.08  |5/14/| D  | V  |  6,022  |         |8/27/|8/27/| Common  |  1,506  |   $7.08  |          |   D    |         |
|          |         |2001 |    |    |         |         |1994 |2002 |  Stock  |         |          |          |        |         |
| Options  |  $7.08  |5/14/| D  | V  |  6,022  |         |8/27/|8/27/| Common  |  1,505  |   $7.08  |          |   D    |         |
|          |         |2001 |    |    |         |         |1995 |2002 |  Stock  |         |          |          |        |         |
| Options  |  $7.08  |5/14/| D  | V  |  6,022  |         |8/27/|8/27/| Common  |  1,505  |   $7.08  |          |   D    |         |
|          |         |2001 |    |    |         |         |1996 |2002 |  Stock  |         |          |          |        |         |
|          |         |     |    |    |         |         |     |     |         |         |          |  9,791   |        |         |
|          |         |     |    |    |         |         |     |     |         |         |          |          |        |         |
|          |         |     |    |    |         |         |     |     |         |         |          |          |        |         |
|          |         |     |    |    |         |         |     |     |         |         |          |          |        |         |
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Explanation of Responses:


     *     Intentional misstatements or omissions of facts constitute          /s/     Linda B. Frazier                 05/18/2001
           Federal Criminal Violations.  See 18 U.S.C. 1001 and                ----------------------------------------  ----------
           15 U.S.C. 78ff(a).                                                  ***Signature of Reporting Person             Date

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